Exhibit 10.177

ERIE INDEMNITY COMPANY
INCENTIVE COMPENSATION DEFERRAL PLAN

Effective January 1, 2017

ARTICLE ONE

INTRODUCTION

This Erie Indemnity Company Incentive Compensation Deferral Plan (the “Plan”) is an unfunded, non-qualified, deferred compensation arrangement created for a select group of management and highly compensated employees of Erie Indemnity Company (the “Company”) and its affiliates, effective January 1, 2017. It is intended that the Plan will aid in retaining and attracting qualified executives by providing such executives with a vehicle for accumulating credits denominated in the Class A shares of the Company until retirement or other separation from service from the Company.

ARTICLE TWO

DEFINITIONS

When the following words or phrases are used in this Plan document with initial capital letters, they shall have the following meanings:

2.1“Administrator” shall mean the person or committee, appointed by the Chief Executive Officer of the Company, who shall be responsible for the administrative functions assigned to it under the Plan.

2.2“Affiliate” shall mean any organization which, together with the Company, is a member of a controlled group of corporations under Sections 414(b), 414(c), and 1563(a) of the Code, applying an 80% test for purposes of Section 1563(a).

2.3“AIP” shall mean the Erie Indemnity Company Annual Incentive Plan, as amended.

2.4“Beneficiary” shall mean the individual(s) or trust(s) selected by a Participant to receive payment of amounts credited under the Plan in the event of the Participant’s death, as evidenced by the most recent, properly completed and executed, Beneficiary designation which the Participant has delivered to the Administrator prior to the Participant’s death. Such Beneficiary designation shall apply upon the Participant’s death, whether before or after commencement of payments hereunder, and shall apply to the Participant’s entire interest in the Plan as of such date of death. A Participant may change his Beneficiary at any time by delivering a new designation of Beneficiary to the Administrator in paper and/or electronic form, as designated by the Administrator. A new designation of Beneficiary shall be effective upon receipt by the Administrator of the completed and executed designation. As of such effective date, the new designation shall divest any Beneficiary named in a prior designation in that interest indicated in the prior designation. If no effective Beneficiary designation is in effect on the death of the Participant, or if all designated Beneficiaries have predeceased the Participant, any payments to be made under the Plan on account of the Participant’s death shall be paid to the estate of the Participant.

2.5“Board” shall mean the Board of Directors of the Erie Indemnity Company.

2.6“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.7“Committee” shall mean the Executive Compensation and Development Committee of the Board, or its successor, as designated by the Board.

2.8“Common Stock” shall mean the Class A common stock of the Company.

2.9“Company” shall mean the Erie Indemnity Company, a Pennsylvania business corporation.

2.10“Deferred Stock Account” shall mean the bookkeeping account described in Section 4.2.

2.11“Dividend Equivalent Credit” shall mean the Share Credit addition determined under Section 4.4.

2.12“Election Form” shall mean the Participation Election Form described in Section 3.2. An Election Form may be in paper and/or electronic form, as designated by the Administrator.

2.13“Employee” shall mean a person engaged in performing services for the Company, or an Affiliate, as an exempt or non-exempt full-time employee, as defined by the Company’s Corporate Personnel Manual, as in existence at the time of determination, and not as an independent contractor.

2.14“Incentive Compensation Deferral Share Credit” shall mean the Share Credit addition determined under Section 4.3.

2.15“LTIP” shall mean the Erie Indemnity Company Long Term Incentive Plan, as amended.

2.16“Participant” shall mean each Employee who participates in the Plan in accordance with the terms and conditions of the Plan. Participant shall also include a former Employee who had become a Participant as an Employee and on whose behalf the Administrator is maintaining a Deferred Stock Account pursuant to the terms of the Plan.
2.17“Plan” shall mean the Erie Indemnity Company Incentive Compensation Deferral Plan as set forth in the provisions of this Plan document, and including any amendments, appendices and exhibits to this document.

2.18“Separation from Service” shall mean an Employee’s complete cessation of all services as an Employee for the Company and all Affiliates or as otherwise set forth below:

a)
A Separation from Service shall not be considered to have occurred if the individual’s employment relationship is treated by the Company or Affiliate as continuing while the individual is on military leave, sick leave, or other bona fide leave of absence if such period of leave does not exceed six months or, if longer, so long as the individual’s right to reemployment is provided by statute or by contract. If the period of leave exceeds six months and such reemployment rights are not provided, the employment relationship is deemed to cease on the first date immediately following such six-month period.

b)
A Separation from Service shall also not be considered to have occurred if the individual’s employment relationship is treated by the Company or Affiliate as continuing while the individual is on a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six months, where such impairment causes the individual to be unable to perform the duties of his position or any substantially similar position, provided that, for purposes of the Plan, the employment relationship shall be considered to continue no longer than 29 months or, if longer, so long as the individual’s right to reemployment is provided by statute or by contract. If the period of leave exceeds 29 months and such reemployment rights are not provided, the employment relationship is deemed to cease on the first date immediately following such 29-month period.

c)
A Separation from Service shall also not be considered to have occurred, regardless of the level of services anticipated or provided by the individual as an employee or in a capacity other than an employee, if the individual continues to provide services to the Company or any Affiliate at a rate that is fifty percent (50%) or more of the level of services rendered, on average, during the immediately preceding 36-month period (or the full period of such services, if less than 36 months) and the remuneration for such services is fifty percent (50%) or more of the average remuneration earned during the 36-month period (or the full period of such services, if less than 36 months).

d)
Otherwise, a Separation from Service is presumed to have occurred if the facts and circumstances indicate that (A) the Company or Affiliate and the individual reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the individual would perform after such date would permanently decrease to 20% or less of the average level of bona fide services over the immediately preceding 36-month period (or the full period of such services, if less than 36 months) or (B) the level of bona fide services the individual performs after a given date decreases to a level equal to 20% or less of the average level of bona fide services performed by the individual over the immediately preceding 36-month period (or the full period of such services, if less than 36 months).

2.19“Share Credit” shall mean the separate, identifiable units accumulated within a Participant’s Deferred Stock Account attributable to Incentive Compensation Deferral Share Credits and Dividend Equivalent Credits.

2.20“Share Credit Allocation Date” shall mean, with respect to any AIP or LTIP award deferred hereunder, the date such award would otherwise be payable to the Participant in cash.

2.21“Specified Employee” shall mean, for any period during which the Company remains publicly traded, an individual who is included in the group of employees who are determined to be “key employees” under Section 416(i)(1)(A)(i), (ii), or (iii) of the Code (as applied in accordance with regulations thereunder and disregarding Section 416(i)(5) of the Code), identified in the manner and under the procedures specified in a writing adopted by the Committee.
2.22 “Vested” shall mean, as of any given date, the portion of the Deferred Stock Account maintained on behalf of a Participant which is then 100% vested and nonforfeitable. All Deferred Stock Accounts maintained under the Plan shall be 100% vested and nonforfeitable at all times.

ARTICLE THREE

PARTICIPATION

3.1    ELIGIBILITY

The individuals who are eligible to participate in the Plan are those Employees selected by the Committee. The Committee shall make its selection of eligible Employees before January 1 of the year next beginning or at such other times as it shall decide for the purpose of determining the eligibility of new Employees hired by the Company or its Affiliates or Employees newly promoted into a classification eligible for participation in the Plan.

The Committee, in its sole discretion, shall determine to what extent an Employee is eligible to participate under the provisions of Article Four. Except as otherwise provided by the Committee, an Employee who has been selected by the Committee as eligible to participate under Section 4.1 of the Plan shall continue such eligibility from year to year of his employment with the Company or Affiliate, regardless of whether the Employee elects to participate or not; provided, however, that the Committee, in its discretion, may terminate all or part of an Employee’s eligibility for any given year. To participate in the Plan for any given year, an Employee must be classified within a select group of management and highly compensated employees for such year.

3.2    ELECTION TO PARTICIPATE

An Employee who is eligible under the provisions of Section 3.1 to participate may elect to participate by delivering a properly completed and executed Election Form to the Administrator. This Election Form shall specify:

a)	The percentage of any award under the AIP to be deferred, as provided in Section 4.1, for the calendar year performance period to which the election applies;

b)	The percentage of any award determined under the LTIP to be deferred, as provided in Section 4.1, for the multi-year performance period to which the election applies; and

c)	The Beneficiary to whom payment of all amounts credited to the Participant’s Deferred Stock Account will be made in the event of the Participant’s death.

The election under paragraphs (a) and (b) above shall be irrevocable with respect to the performance periods to which they apply, except as provided in Section 4.1(d) or Section 4.1(e). The election under paragraph (c) above may be made and may be changed as provided in Article Two of the Plan.

3.3    EFFECTIVE DATE FOR PARTICIPATION

a)
Except as provided under paragraph (b) below, an Employee who is eligible to participate under Section 3.1 shall first become a Participant in the Plan as of the first day of the calendar year that immediately follows the calendar year in which the Administrator receives the Employee’s properly completed and executed Election Form. For any given period, the effective date for the deferral of an AIP or LTIP award shall be the date such award would otherwise be payable to the Participant in cash.

b)
A newly hired Employee or a newly promoted Employee who is eligible to participate under Section 3.1 shall first become a Participant in the Plan as of the date that the Employee begins active employment with the Company or an Affiliate or the date on which the Employee’s promotion is effective, provided the Administrator has received the Employee’s Election Form prior to such date. Notwithstanding the preceding sentence, a newly hired Employee or newly promoted Employee who is eligible to participate under Section 3.1 may elect to participate under the provisions of Section 3.2 by delivering a properly completed and executed Election Form to the Administrator within 30 days of the Employee’s date of hire or, if applicable, effective date of promotion. In the event such an Employee completes such action, the Employee’s elections under Section 3.2 shall apply only with respect to that portion of an AIP and/or LTIP award that is attributable to the Employee’s services performed after the Election Form has been delivered to the Administrator and the effective date for participation of such Employee shall be the date as of which the Administrator determines such Election Form to be effective.

3.4    CESSATION OF ELIGIBILITY

A Participant’s Separation from Service shall have no effect on the Participant’s properly completed and executed election to defer an AIP and/or a LTIP award. If during a given performance period a Participant ceases to satisfy the criteria that qualified him for Plan participation, as determined by the Committee, (including, for this purpose, the requirement that a Participant be classified within a select group of management and highly compensated employees), the Participant’s properly completed and executed election to defer an AIP and/or a LTIP award shall continue in effect but such Participant shall be ineligible to make any new election under Section 4.1 until such time as the Committee determines the individual again satisfies the criteria for Plan participation. Such individual shall remain a Participant, however, until the amounts represented by the Vested Deferred Stock Account maintained on his behalf under the Plan are distributed.

ARTICLE FOUR

INCENTIVE COMPENSATION DEFERRED

4.1    INCENTIVE COMPENSATION DEFERRAL ELECTION

a)
Deferral Election for Initial Year of Participation. An Employee who is first eligible to participate in the Plan under the provisions of Section 3.1 may elect to defer receipt of up to 100% of an AIP award for the calendar year performance period commencing as of the January 1 next following the Employee’s election and/or up to 100% of a LTIP award for the multi-year performance period commencing as of the January 1 next following the Employee’s election. An Employee shall make such election(s) by delivering a properly completed and executed Election Form to the Administrator as provided in Section 3.2. Except as provided in Section 3.3(b), a properly completed and executed Election Form shall be considered to be delivered on a timely basis if it is provided to the Administrator by the last day of the last full pay period ending in the calendar year which immediately precedes the beginning of the calendar year or multi-year performance period for which the deferral election is effective and the AIP or LTIP award is to be earned. Except as provided in paragraph (d) or (e) below, any such deferral election(s) shall be irrevocable as of the last day of the last full pay period ending in the calendar year that immediately precedes the beginning of the calendar year or multi-year performance period to which the election applies. Any such deferral election shall automatically terminate as to any AIP award and any LTIP award attributable to any subsequent performance periods.

b)
Deferral Elections for Subsequent Years of Participation. With respect to any calendar year or multi-year performance periods beginning after the year an Employee first becomes eligible to participate under Section 3.1, the Employee may elect to defer receipt of up to 100% of an AIP award for the calendar year performance period commencing as of the January 1 next following the Employee’s election and/or up to 100% of a LTIP award for the multi-year performance period commencing as of the January 1 next following the Employee’s election. An Employee shall make such election(s) by delivering a properly completed and executed Election Form to the Administrator as provided in Section 3.2. A properly completed and executed Election Form shall be considered to be delivered on a timely basis if it is provided to the Administrator by the last day of the last full pay period ending in the calendar year which immediately precedes the beginning of the calendar year or multi-year performance period for which the deferral election is effective and the AIP or LTIP award is to be earned. Except as provided in paragraph (d) or (e) below, any such deferral election(s) shall be irrevocable as of the last day of the last full pay period ending in the calendar year that immediately precedes the beginning of the calendar year or multi-year performance period to which the election applies. Any such deferral election shall automatically terminate as to any AIP award and any LTIP award attributable to any subsequent performance periods.

c)
An AIP and/or LTIP award deferred under this Section 4.1 shall be credited as an Incentive Compensation Deferral Share Credit to the Deferred Stock Account maintained on behalf of the Participant as of the Share Credit Allocation Date.

d)
If a Participant makes a hardship withdrawal under the terms of the Erie Insurance Group Employee Savings Plan (or any successor plan) or a withdrawal due to an unforeseeable emergency under the terms of the Deferred Compensation Plan of Erie Indemnity Company (or any successor plan) all deferral elections made by the Participant under this Section 4.1 with respect to an AIP and/or a LTIP award shall be cancelled. Such Participant shall not be permitted to make any further deferral under the Plan until the Participant satisfies the procedures set forth in paragraph (b) above

e)
Participant deferrals of an AIP and/or LTIP award under the Plan shall be cancelled in such other events or conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin which the Administrator, in its discretion, chooses to apply under the Plan; provided, however, that a Participant shall have no direct or indirect election to the application of such events or conditions to his individual circumstances.

4.2    DEFERRED STOCK ACCOUNT

A Deferred Stock Account shall be established on behalf of each Employee who properly completes, executes and delivers an Election Form under Section 3.2 and becomes a Participant under Section 3.3. Any AIP and LTIP award deferred under the terms of the Plan shall be credited as an Incentive Compensation Deferral Share Credit to this Deferred Stock Account. A Participant’s Deferred Stock Account shall be kept only for bookkeeping and accounting purposes and, except as provided in Section 8.2 (pertaining to the Company’s intention to maintain a grantor trust in connection with the Plan), no Company funds or property shall be transferred or designated to this account. Statements will be sent to each Participant as to the balance of his Deferred Stock Account at least once each calendar year.

A Participant’s interest in the Deferred Stock Account maintained on his behalf shall be Vested at all times.

4.3    INCENTIVE COMPENSATION DEFERRAL SHARE CREDIT

With respect to each annual or multi-year performance period during which the Employee is a Participant and with respect to which he has an effective election under Article Three, the Deferred Stock Account maintained on such Participant’s behalf shall be credited with an Incentive Compensation Deferral Share Credit, effective as of the Share Credit Allocation Date. For any such given period, the Incentive Compensation Deferral Share Credit made to the Participant’s Deferred Stock Account shall be equal to the quotient obtained by dividing a cash amount, as determined below, by the consolidated closing bid price for Common Stock on the Share Credit Allocation Date.

a)
AIP Award. With respect to the deferral of an AIP award, such cash amount shall be determined as the product of the Participant’s AIP award for the given performance period and the deferral percentage applicable to such AIP award elected by the Participant on the Participant’s Election Form applicable to such performance period.

b)
LTIP Award. With respect to the deferral of a LTIP award, such cash amount shall be determined as the product of the Participant’s LTIP award for the given performance period and the deferral percentage applicable to such LTIP award elected by the Participant on the Participant’s Election Form applicable to such performance period.

4.4    DIVIDEND EQUIVALENT CREDIT

For each quarterly period (i) with respect to which a dividend is paid on Common Stock and (ii) in which there is a balance in the Deferred Stock Account maintained on behalf of a Participant as of the record date applicable to the dividend paid on Common Stock (regardless of whether the Participant has incurred a Separation from Service or has died), a Participant’s Deferred Stock Account shall be credited with a Dividend Equivalent Credit. The Dividend Equivalent Credit for any such quarterly period shall be credited as of the date on which the dividend is paid on Common Stock for such quarterly period. For any such applicable quarterly period, the Dividend Equivalent Credit made to a Participant’s Deferred Stock Account shall be determined as follows:

a)	A dividend credit is determined, expressed in cash, equal to the product of:

(i)	The dividend payable by the Company on one share of Common Stock for such quarterly period; and

(ii)	The number of accumulated Share Credits credited to the Participant’s Deferred Stock Account as of the Common Stock dividend record date applicable to such quarterly period.

b)
The dividend credit determined in paragraph (a) above will immediately be converted into a Share Credit by dividing such cash dividend credit by the consolidated closing bid price for Common Stock on the date on which the dividend is paid on Common Stock for such quarterly period.

A Participant’s interest in the Share Credits attributable to Dividend Equivalent Credits shall be Vested at all times.

4.5    AGGREGATION OF PARTIAL SHARE CREDITS

Effective as of each Share Credit Allocation Date and each Common Stock dividend record date with respect to which Dividend Equivalent Credits are made, any partial Share Credits then credited to a Participant’s Deferred Stock Account shall be aggregated in such manner as the Administrator shall provide to constitute full Share Credits.

4.6    ADJUSTMENT TO SHARE CREDITS

Share Credits maintained on behalf of a Participant hereunder shall be subject to appropriate adjustment by the Administrator in the event of changes in the outstanding Common Stock by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date Share Credits are credited hereunder.

ARTICLE FIVE

PAYMENT OF DEFERRED STOCK ACCOUNTS

5.1    PAYMENT

Except as otherwise provided in this Article Five, the Company shall pay a Participant the amounts represented by the balance credited to the Vested Deferred Stock Account maintained on behalf of the Participant, following the Participant’s Separation from Service. Payment shall be made in the form of approximately equal annual installments for a period of three (3) years and shall commence in the calendar year immediately following the calendar year of the Participant’s Separation from Service, but not before the first day of the seventh month that begins after the Participant’s Separation from Service and not before the completion of any AIP and/or LTIP award calculations to which the Participant’s deferral election(s) applies. In no event shall payment commence later than December 31 of the calendar year immediately following the calendar year of the Participant’s Separation from Service. Payment shall be made in shares of Common Stock equal to the number of full Share Credits comprising the distributable amount that are then credited to the Participant’s Vested Deferred Stock Account, with fractional Share Credits comprising the distributable amount payable in cash.

In the event a Participant dies before receiving the entire distribution to which he is entitled under the Plan, the provisions of Section 5.5 shall apply.

5.2    ACCELERATION OF PAYMENTS

Notwithstanding the provisions of Section 5.1, the Company may pay a Participant the amounts represented by all or a portion of the balance credited to the Vested Deferred Stock Account maintained on behalf of the Participant in a lump sum as of a date that is administratively reasonable following the occurrence of any of the events or conditions identified below. Such lump sum payment shall be equal to the amount, as determined by the Administrator, as is reasonably estimated to be required to satisfy the purpose of the accelerated payment. The events or conditions to which this Section 5.2 applies are:

a)	The Participant needs to avoid a violation of an applicable federal, state, local, or foreign ethics law or conflicts of interest law.

b)	The Participant incurs state, local, or foreign tax obligations arising from participation in the Plan that apply to a Plan interest before such interest is otherwise payable from the Plan.

c)
The Participant incurs federal employment tax obligations under Sections 3101, 3121(a), or 3121(v)(2) of the Code with respect to a Vested Deferred Stock Account and any federal, state, local, or foreign tax obligations arising from such employment tax obligations.

d)	The Plan is terminated and liquidated in accordance with generally applicable guidance prescribed by the Commissioner of Internal Revenue and published in the Internal Revenue Bulletin.

e)
Such other events or conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin which the Administrator, in its discretion, chooses to apply under the Plan; provided, however, that a Participant shall have no direct or indirect election as to the application of such events or conditions to his individual circumstances.

Any payment under this Section 5.2 shall be contingent upon the Administrator’s decision that a Participant has satisfied all material elements of an applicable event or condition and that the Participant produces evidence to that effect that is satisfactory to the Administrator. If any payment under this Section 5.2 is made and such payment is less than an amount that represents the entire Vested Deferred Stock Account maintained on the Participant’s behalf, the amount of such payment shall offset any future payment from the Plan to the Participant or any Beneficiary or other person who claims through the Participant.

5.3    DELAY OF PAYMENTS

Notwithstanding the provisions of Sections 5.1, the Company may delay the payment of amounts represented by all or a portion of the balance credited to the Vested Deferred Stock Account maintained on behalf of a Participant in connection with any of the events or conditions identified below; provided, however that, with respect to any given event or condition, the Administrator shall treat Plan payments to all similarly-situated Participants in a reasonably consistent manner:

a)
The Administrator reasonably anticipates that if Plan payments were to be made as scheduled, the Company’s deduction with respect to such payments would not be permitted under Section 162(m) of the Code; provided such scheduled payments are then made during the Participant’s first taxable year in which the Administrator reasonably anticipates that the Company’s deduction will not be barred by application of Section 162(m) of the Code.

b)	The Administrator reasonably anticipates that making scheduled Plan payments will violate federal securities laws or other applicable law; provided that the scheduled payments are then made at the earliest date at which the Administrator reasonably contemplates that making the scheduled payments will not cause such a violation.

c)
Such other events or conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin which the Administrator, in its discretion, chooses to apply under the Plan; provided, however, that a Participant shall have no direct or indirect election as to the application of such events or conditions to his individual circumstances.

5.4    DELAY OF PAYMENTS TO SPECIFIED EMPLOYEES

Notwithstanding the foregoing provision of this Article Five, if a payment is being made to a Participant on account of such Participant’s Separation from Service and such Participant is a Specified Employee as of the date of such Separation from Service, such payment shall not commence before the first day of the seventh month that begins after the Participant’s Separation from Service.

5.5    PAYMENT UPON DEATH OF PARTICIPANT

a)
In the event of a Participant’s death, the amount represented by the Vested Deferred Stock Account maintained on behalf of the Participant (or, if the Participant began payment prior to death, the remaining balance of such account) shall be paid by the Company to the Participant’s Beneficiary in the form of a lump sum during the month next following the month of the Participant’s death. Except as provided in Sections 5.2 or 5.3, no payment to a Beneficiary under this paragraph (a) shall be made before or after such identified payment date; provided, however, that if the Company makes a payment within the permitted payment period (as defined below) and the actual date of payment is not within the direct or indirect control of the Beneficiary, such payment shall be treated as having been made on such identified payment date. The “permitted payment period” for this purpose shall begin on the first day of the month next following the month of the Participant’s death and shall end on the later of (i) the last day of the calendar year that includes the identified payment date, and (ii) the fifteenth day of the third month following the identified payment date.

b)
Payment of the distributable amount represented by the Vested Deferred Stock Account maintained on behalf of the deceased Participant shall be made in shares of Common Stock equal to the number of full Share Credits credited to such account as of the payment date, with fractional Share Credits payable in cash.

5.6    REHIRED PARTICIPANT

If a Participant incurs a Separation from Service and payment of the amounts represented by the Participant’s Vested Deferred Stock Account have begun, such installment payments shall not be suspended if the Participant is subsequently reemployed by the Company or an Affiliate.

ARTICLE SIX

ADMINISTRATION

6.1    GENERAL ADMINISTRATION

The Administrator shall be charged with the administration of the Plan. The Administrator shall have all such powers as may be necessary to discharge its duties relative to the administration of the Plan, including by way of illustration and not limitation, discretionary authority to interpret and construe the Plan, to determine and decide all questions of fact, and all disputes arising under the Plan including, but not limited to, the eligibility of any Employee to participate hereunder, the validity of any election or designation as may be necessary or appropriate hereunder and the right of any Participant or Beneficiary to receive payment of all or any portion of amounts represented by a Deferred Stock Account, maintained hereunder. The Administrator shall have all power necessary to adopt, alter and repeal such administrative rules, regulations and practices governing the operation of the Plan as it, in its sole discretion, may from time to time deem advisable and shall have the power to make equitable adjustments to remedy any mistakes or errors made in the administration of the Plan. The Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to willful misconduct. The Administrator, the Company and its respective officers and directors shall be entitled to conclusively rely upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan, insofar as such reliance is consistent with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and other applicable law. The service providers to the Plan may act and rely upon all information reported to them by the Administrator and/or the Company and need not inquire into the accuracy thereof nor shall be charged with any notice to the contrary. Any individual serving as Administrator shall not participate in any action or determination regarding solely his own benefits payable hereunder. Decisions of the Administrator made in good faith shall be final, conclusive and binding upon all parties. For all purposes, the claims and review procedures set forth in Section 6.2 shall be the exclusive procedures for the disposition of claims for benefits arising under the Plan.

6.2    CLAIMS PROCEDURE

The Administrator shall be responsible for the claims procedure under the Plan.

a)
Original Claim. In the event a claim of any Participant, Beneficiary, or other person (hereinafter referred to in this Section as the “Claimant”) for a benefit is partially or completely denied, the Administrator shall give, within ninety (90) days after receipt of the claim (or if special circumstances, made known to the Claimant, require an extension of time for processing the claim, within one hundred eighty (180) days after receipt of the claim), written notice of such denial to the Claimant. Such notice shall set forth, in a manner calculated to be understood by the Claimant, the specific reason or reasons for the denial (with reference to pertinent Plan provisions upon which the denial is based); an explanation of additional material or information, if any, necessary for the

Claimant to perfect the claim; a statement of why the material or information is necessary; a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA; and an explanation of the Plan’s claims review procedure, including the time limits applicable to such procedure.

b)	Review of Denied Claim.

(i)
A Claimant whose claim is partially or completely denied shall have the right to request a full and fair review of the denial by a written request delivered to the Administrator within sixty (60) days of receipt of the written notice of claim denial, or within such longer time as the Administrator, under uniform rules, determines. In such review, the Claimant or his duly authorized representative shall have the right to review, upon request and free of charge, all documents, records or other information relevant to the claim and to submit any written comments, documents, or records relating to the claim to the Administrator.

(ii)
The Administrator, within sixty (60) days after the request for review, or in special circumstances, such as where the Administrator in its sole discretion holds a hearing, within one hundred twenty (120) days of the request for review, will submit its decision in writing. Such decision shall take into account all comments, documents, records and other information properly submitted by the Claimant, whether or not such information was considered in the original claim determination. The decision on review will be binding on all parties, will be written in a manner calculated to be understood by the Claimant, will contain specific reasons for the decision and specific references to the pertinent Plan provisions upon which the decision is based, will indicate that the Claimant may review, upon request and free of charge, all documents, records or other information relevant to the claim and will contain a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

(iii)
If a Claimant fails to file a claim or request for review in the manner and in accordance with the time limitations specified herein, such claim or request for review shall be waived, and the Claimant shall thereafter be barred from again asserting such claim.

c)
Determination by the Administrator is Conclusive. The Administrator’s determination of factual matter relating to Participants, Beneficiaries and other persons including, without limitation, a Participant’s compensation, the amount of any Share Credit and any other factual matters, shall be conclusive.

6.3	EXHAUSTION OF ADMINISTRATIVE REMEDIES

The exhaustion of the claims review procedure is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

a)
No claimant shall be permitted to commence any civil action to recover Plan benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until the claims review procedure set forth herein has been exhausted in its entirety; and

b)
In any such civil action all explicit and all implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

6.4	DEADLINE TO FILE CIVIL ACTION

No civil action to recover Plan benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to the Plan unless the civil action is commenced in the proper forum before the earlier of:

a)	Thirty months after the claimant knew or reasonably should have known of the principal facts on which the claim is based; or

b)	Six months after the claimant has exhausted the claims review procedure.

6.5	FICA AND OTHER TAXES

For each year in which credits are made under the Plan for or on behalf of a Participant who is employed in such year, the Company or Affiliate employing the Participant shall withhold from that portion of the Participant’s compensation that is not being deferred, in a manner determined by the Administrator, the Participant’s share of FICA and other employment taxes. If the Administrator determines it to be necessary or appropriate, the Administrator may reduce any deferral of a Participant under the Plan in order to comply with this Section 6.5.

ARTICLE SEVEN

AMENDMENT AND TERMINATION

The Company expects to continue the Plan indefinitely, but reserves the right to amend or terminate the Plan at any time, if, in its sole judgment, such amendment or termination is necessary or desirable. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date specified in such resolution. Without consent of the Participant, no amendment or termination of the Plan shall reduce the balance of a Participant’s Deferred Stock Account at the time of amendment or termination. Except as may otherwise be provided by the Company, in the event of a termination of the Plan, the Company (or any transferee, or successor entity of the Company) shall be obligated to pay amounts represented by Vested Deferred Stock Account balances to Participants and Beneficiaries at such time or times and in such forms as provided under the terms of the Plan. Nothing herein shall limit the Company’s reserved right to terminate and liquidate the Plan in accordance with generally applicable guidance prescribed by the Commissioner of Internal Revenue and published in the Internal Revenue Bulletin.

ARTICLE EIGHT

GENERAL PROVISIONS

8.1	NO EFFECT ON EMPLOYMENT RIGHTS

Nothing contained herein shall be construed as creating any contract of employment between the Company or any Affiliate and any Participant nor shall any provision hereof confer upon any Participant the right to be retained in the service of the Company or any Affiliate nor limit the right of the Company or any Affiliate to discharge or otherwise deal with Participants without regard to the existence of the Plan.

8.2	GENERAL CONTRACTUAL OBLIGATION

a)
It is the intent of this Plan, and each Participant understands, that eligibility and participation in this Plan does not grant any Participant or Beneficiary any interest in any asset of the Company or any Affiliate. The Company’s obligation to pay to the Participant or Beneficiary the amounts credited hereunder is a general contract obligation and shall be satisfied solely from the general assets of the Company. Nothing contained in the Plan shall constitute a guaranty by the Company, any Affiliate, or any other entity or person that the assets of the Company will be sufficient to pay amounts determined in accordance with the Plan. The obligation of the Company under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay amounts in the future.

b)
The Company has entered into a trust agreement with a trustee to establish a grantor trust fund and intends to transfer assets thereto, subject to the claims of creditors of the Company. The time, manner, and amount of any such asset transfer shall at all times be in the sole discretion of the Company. The assets of such trust fund shall be used to pay some or all of the amounts credited under the Plan and may be used, at the sole discretion of the Company, to pay administrative expenses of the Plan and the trust. Payments by the trustee from such trust fund to or on behalf of a Participant or Beneficiary shall discharge, to the extent thereof, the Company’s obligation to make payments of amounts credited under the Plan from other Company assets.

c)
In each case in which amounts represented by the balances credited to a Participant’s Vested Deferred Stock Account have been distributed to the Participant, Beneficiary, or other person entitled to receipt thereof and which purports to cover in full the benefits hereunder, such Participant, Beneficiary or other person shall have no further right or interest in the other assets of the Company on account of participation in the Plan. Notwithstanding a Participant’s entitlement to Vested amounts under the terms of the Plan, the status of the Participant, or any person claiming by or through the Participant, is that of an unsecured general creditor to the extent of his entire interest under the Plan as herein described.

8.3	BINDING ON COMPANY, PARTICIPANTS AND THEIR SUCCESSORS

The Plan shall be binding upon and inure to the benefit of the Company and Affiliates, their successors and assigns and Participants and their heirs, executors, administrators and legal representatives. In the event of the merger or consolidation of the Company with or into any other corporation, or in the event substantially all of the assets of the Company shall be transferred to another corporation, the successor corporation resulting from the merger or consolidation, or the transferee of such assets, as the case may be, shall, as a condition to the consummation of the merger, consolidation or transfer, assume the obligations of the Company hereunder and shall be substituted for the Company hereunder.

8.4	SPENDTHRIFT PROVISIONS

The interest of a Participant or Beneficiary under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, either voluntarily or involuntarily, prior to the Participant’s or Beneficiary’s actual receipt of amounts represented by the balances credited under the Plan on his behalf; any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any such interest prior to such receipt shall be void. Amounts credited hereunder and not paid to a Participant or Beneficiary shall not be subject to garnishment, attachment or other legal or equitable process nor shall they be an asset in bankruptcy. Notwithstanding the preceding sentence, no amount shall be payable from this Plan to a Participant, or any person claiming by or through a Participant, unless and until any and all amounts representing debts or other obligations owed to the Company or any Affiliate by the Participant have been fully paid and satisfied; provided, however, that any such offset shall not exceed such offset as is permitted under Section 409A of the Code. Neither the Company nor any Affiliate shall be liable in any manner for or subject to the debts, contracts, liabilities, torts or engagements of any person who has a Deferred Stock Account maintained on his behalf under the Plan.

8.5	NO SPOUSAL RIGHTS

Except as required by law or specifically provided by the Plan, no spouse or surviving spouse of a Participant and no person designated to be a Beneficiary shall have any rights or interest in the Deferred Stock Account accumulated under the Plan including, but not limited to, the right to be the sole Beneficiary or to consent to the Participant’s designation of Beneficiary.

8.6	DISCLOSURE

Each Participant, upon his written request, shall receive a copy of the Plan and the Administrator will make available for inspection by any Participant a copy of any written rules and regulations used by the Administrator in administering the Plan.

8.7	INCAPACITY OF RECIPIENT

In the event a Participant or Beneficiary is declared incompetent and a guardian, conservator or other person legally charged with the care of his person or of his estate is appointed, any Vested Deferred Stock Account under the Plan to which such Participant, or Beneficiary is entitled shall be paid to such guardian, conservator or other person legally charged with the care of his person or his estate. Except as provided in the preceding sentence, when the Administrator, in its sole discretion, determines that a Participant or Beneficiary is unable to manage his financial affairs, the Administrator may direct the Company to make distribution(s) from the Vested Deferred Stock Account maintained on behalf of such Participant or Beneficiary to any one or more of the spouse, lineal ascendants or descendants or other closest living relatives of such Participant or Beneficiary who demonstrates to the satisfaction of the Administrator the propriety of making such distribution(s). Any payment so made shall not exceed such amount as is permitted under Section 409A of the Code and shall be in complete discharge of any liability of the Company and Administrator under the Plan for such payment. The Administrator shall not be required to see to the application of any such distribution made as provided above.

8.8	INFORMATION FURNISHED BY PARTICIPANTS AND BENEFICIARIES

Neither the Company nor the Administrator shall be liable or responsible for any error in the computation of a Participant’s or Beneficiary’s interest under the Plan resulting from any misstatement of fact made by the Participant or Beneficiary, directly or indirectly, to the Company or to the Administrator and used by it in determining the Participant’s or Beneficiary’s Plan interest. Neither the Company nor the Administrator shall be obligated or required to increase the Plan interest of any such Participant or Beneficiary which, on discovery of the misstatement, is found to be understated as a result of such misstatement. However, the Plan interest of any Participant or Beneficiary which is overstated by reason of any such misstatement shall be reduced to the amount appropriate in view of accurate facts.

8.9	OVERPAYMENTS

If a payment or a series of payments made from the Plan is found to be greater than the payment(s) to which a Participant or Beneficiary is entitled due to factual errors, mathematical errors or otherwise, the Administrator may, in its discretion and to the extent consistent with Section 409A of the Code, suspend or reduce future payments to such Participant or Beneficiary or exercise such legal or equitable remedies as it deems appropriate to correct the overpayment.

8.10	UNCLAIMED BENEFIT

In the event that any amount determined to be payable to a Participant or Beneficiary hereunder remains unclaimed by such Participant or Beneficiary for a period of four years after the whereabouts or existence of such person was last known to the Administrator, the Administrator may direct that all rights of such person to such amounts be terminated absolutely; provided, however, that if such Participant or Beneficiary subsequently appears and files a claim for payment in accordance with Article Six and such claim is fully or partially successful, the liability under the Plan for an amount equal to the successful claim shall be reinstated.

8.11	ELECTIONS, APPLICATIONS, NOTICES

Every designation, direction, election, revocation or notice authorized or required under the Plan which is to be delivered to the Company or the Administrator shall be deemed delivered to the Company or the Administrator as the case may be: (a) on the date it is personally delivered to the Administrator (either physically at the Company’s executive offices at 100 Erie Insurance Place, Erie, Pennsylvania 16530 or at such other location designated by the Administrator or through interactive electronic communication) or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Administrator at the offices indicated above. Every such item which is to be delivered to a person or entity designated by the Administrator to perform recordkeeping and other administrative services on behalf of the Plan shall be deemed delivered to such person or entity when it is actually received (either physically or through interactive electronic communication) by such person or entity. Every designation, direction, election, revocation or notice authorized or required which is to be delivered to a Participant or Beneficiary shall be deemed delivered to a Participant or Beneficiary: (a) on the date it is personally delivered to such individual (either physically or through interactive electronic communication), or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to such individual at the last address shown for him on the Company’s records. Any notice required under the Plan may be waived by the person entitled thereto.

8.12	COUNTERPARTS

This Plan may be executed in any number of counterparts, each of which shall be considered as an original, and no other counterparts need be produced.

8.13	SEVERABILITY

In the event any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan. This Plan shall be construed and enforced as if such illegal or invalid provision had never been contained herein.

8.14	GOVERNING LAW

The Plan is established under and will be construed according to the laws of the Commonwealth of Pennsylvania to the extent that such laws are not preempted by the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder. The Administrator shall interpret and construe the terms of the Plan so as to be consistent with guidance promulgated by the Internal Revenue Service pursuant to Section 409A of the Code.

8.15	HEADINGS

The headings of Sections of this Plan are for convenience of reference only and shall have no substantive effect on the provisions of this Plan.

8.16	CONSTRUCTION

The masculine gender, where appearing in this Plan, shall be deemed to also include the feminine gender. The singular shall also include the plural, where appropriate.

* * * * * * *

Executed at Erie, Pennsylvania this 7th day of December, 2016, effective as of January 1, 2017.

ERIE INDEMNITY COMPANY

By: /s/ Gregory J. Gutting
Gregory J. Gutting

Title: Executive Vice President and CFO

ATTEST:

/s/ Brian W. Bolash
Brian W. Bolash, Corporate Secretary
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